Exhibit 99.1

Clearway Energy, Inc. Announces General Counsel Transition

May 15, 2026

PRINCETON, N.J., May 15, 2026 (GLOBE NEWSWIRE)

Clearway Energy, Inc. (NYSE: CWEN) today announced that effective June 1, 2026, Kevin P. Malcarney will retire from his position as Executive Vice President, General Counsel and Corporate Secretary. Mr. Malcarney has served as General Counsel since May 2018, overseeing the Clearway Energy, Inc. legal and compliance teams and supporting governance and strategic initiatives.

"From our public market debut almost thirteen years ago, and through countless transactions and formative events, Kevin has been an essential part of the community of professionals who have shaped Clearway into what it has become.  We could not be more grateful for his steadfast presence and friendship over all those years and accomplishments.  As he steps down after nearly two decades of strategic leadership, we are thankful for the indelible mark he has left on Clearway Energy and look forward to honoring his legacy in the years to come,” said Craig Cornelius, Chief Executive Officer of Clearway Energy, Inc.

“It has been a great privilege to work with the best people in the industry on innovative and challenging projects over the last 18 years, from filing the formation documents to seeing what has now become the Clearway enterprise. As I move on to what comes next, I know Clearway is in the hands of those who will continue to nurture and develop the Company’s tremendous growth and operations,” said Malcarney.

Clearway Energy, Inc. also announced effective June 1, 2026, that Michael A. Brown will succeed Mr. Malcarney as Senior Vice President, General Counsel and Corporate Secretary. Mr. Brown most recently has served as Vice President, Assistant General Counsel and Corporate Secretary at The New York Times Company since March 2023. Mr. Brown previously served as Deputy General Counsel and Assistant Corporate Secretary at Clearway Energy, Inc. from 2018 to 2021 and in senior legal roles supporting NRG Yield from 2014 to 2018.

“We are incredibly excited to be welcoming Mike back as the next General Counsel of Clearway Energy, Inc.  Over his many years of work with us at NRG and Clearway, Mike helped craft the business architecture and capital base that comprise Clearway today and served as an astute strategic partner to peers across our leadership team.  We are looking forward to having him back as part of our community, and to his bringing both continuity and forward vision to the company as he returns,” said Cornelius.

Mr. Malcarney will remain employed as a non-executive employee following the effective date through June 26, 2026, to ensure a smooth transition.

Additional details regarding this leadership transition will be disclosed in accordance with applicable SEC reporting requirements in a Current Report on Form 8-K.

About Clearway Energy, Inc.

Clearway Energy, Inc. is one of the largest owners of clean energy generation assets in the U.S. Our portfolio comprises approximately 13.6 GW of gross capacity in 27 states, including approximately 10.8 GW of wind, solar and battery energy storage systems and approximately 2.8 GW of flexible dispatchable power generation providing critical grid reliability services. Through our diversified and primarily contracted clean energy portfolio, Clearway Energy endeavors to provide its investors with stable and growing dividend income. Clearway Energy, Inc.’s common stock is traded on the New York Stock Exchange under the symbol CWEN. Clearway Energy, Inc. is sponsored by its controlling investor, Clearway Energy Group LLC. For more information, visit investor.clearwayenergy.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “expect,” “estimate,” “target,” “anticipate,” “forecast,” “plan,” “outlook,” “believe” and similar terms. Such forward-looking statements include, but are not limited to, statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance and condition.

Although the Company believes that the expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to: unforeseen or adverse changes in the capital markets generally or in trading conditions applicable to the Company’s securities; and risks related to the Company’s business, operations, financial condition and prospects.

The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The foregoing review of factors that could cause the Company’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect the Company’s future results included in its filings with the SEC at www.sec.gov.  In addition, the Company makes available free of charge at www.clearwayenergy.com, copies of materials it files with, or furnishes to, the SEC.

###

Investors Contact:

Akil Marsh
investor.relations@clearwayenergy.com
609-608-1500

Media Contact:

Julia Poska
julia.poska@clearwayenergy.com

Source: Clearway Energy, Inc.